Exhibit 99.1

VeriSign Announces Delay in Filing Its Second Quarter 10-Q

MOUNTAIN VIEW, CA – August 9, 2006 – VeriSign, Inc. (Nasdaq: VRSN), the leading provider of intelligent infrastructure services for the Internet and telecommunications networks, today announced that it will delay the filing of its Form 10-Q for the second quarter ended June 30, 2006 and has filed a Form 12b-25 with the Securities and Exchange Commission (SEC) that extends the due date for its Form 10-Q for the second quarter to August 14, 2006. The delay is necessary due to the ongoing status of the previously announced independent review of VeriSign’s historical stock option grants. Until the independent review is completed, VeriSign will not be able to file its Form 10-Q. VeriSign intends to file its Form 10-Q as soon as practicable after the independent review is completed, but does not expect the filing will be made by the August 14, 2006 extended deadline.

On June 26, 2006, VeriSign received a grand jury subpoena from the U.S. Attorney for the Northern District of California requesting documents relating to VeriSign’s stock option grants and practices. VeriSign is cooperating fully with the U.S. Attorney’s Office in connection with this subpoena. VeriSign has also received an informal inquiry from the Securities and Exchange Commission requesting documents related to VeriSign’s stock option grants and practices. VeriSign is voluntarily responding to this request and is cooperating fully with the Securities and Exchange Commission. On July 6, 2006, a stockholder derivative complaint was filed against VeriSign and certain of its present and former directors and executive officers related to certain stock option grants in 1998, 2000 and 2001. VeriSign is named as a nominal defendant in this action. The complaint seeks unspecified damages on behalf of VeriSign, constructive trust and other equitable relief.

About VeriSign

VeriSign, Inc. (Nasdaq: VRSN), operates intelligent infrastructure services that enable and protect billions of interactions every day across the world’s voice and data networks. Additional news and information about the company is available at www.verisign.com.

Contacts

Media Relations: Brian O’Shaughnessy, boshaughnessy@verisign.com, 650-426-5270

Investor Relations: Tom McCallum, tmccallum@verisign.com, 650-426-3744

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This announcement contains forward-looking statements which include those regarding the possibility that the stock option review could require us to change our accounting treatment of stock options granted in prior periods and the anticipated timing for VeriSign’s filing of its Form 10-Q for the second quarter of 2006. These statements involve risks and uncertainties that could cause VeriSign’s actual results to differ materially from those stated or implied by such forward-looking statements. In particular, VeriSign may be required to make adjustments to its unaudited preliminary second quarter results, as well to its financial results previously reported for prior periods, as a result of its ongoing investigation into its stock option grant practices. Those adjustments may have a material adverse effect on our results of operations for those periods. More information about potential factors that could affect the company’s business and financial results is included in VeriSign’s filings with the Securities and Exchange Commission, including in the company’s Annual Report on Form 10-K for the year ended December 31, 2005 and quarterly reports on Form 10-Q. VeriSign undertakes no obligation to update any of the forward-looking statements after the date of this press release.